AMENDMENT TO SECURED PROMISSORY NOTE
AND LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT TO SECURED PROMISSORY NOTE AND LOAN AND SECURITY AGREEMENT (the "Agreement") is made as of this twenty-seventh day of March, 2014, by and among DLH Solutions, Inc., a Georgia corporation, d/b/a TeamStaff Government Solutions; d/b/a TeamStaff Govt Solutions, formerly known as TeamStaff Government Solutions, Inc. (the "Borrower"), and DLH Holdings Corp., formerly known as TeamStaff Inc. (the “Guarantor”) and Presidential Financial Corporation, a Georgia corporation (the "Lender").

R E C I T A L S

Pursuant to the Loan and Security Agreement dated July 29, 2010 ("Loan Agreement"), as amended by the First Amendment to Secured Promissory Note and Loan and Security Agreement (“First Amendment”) dated August 17, 2010, the Second Amendment to Secured Promissory Note and Loan and Security Agreement (“Second Amendment”) dated November 18, 2010, the Third Amendment to Secured Promissory Note and Loan and Security Agreement dated February 9, 2011 (“Third Amendment”), the Fourth Amendment to Secured Promissory Note and Loan and Security Agreement dated November 30, 2011 (“Fourth Amendment”), the Fifth Amendment to Secured Promissory Note and Loan and Security Agreement dated May 18, 2012 (“Fifth Amendment”), and that certain letter agreement dated December 13, 2013 ("Loan Agreement") between the Borrower and the Lender, the Lender agreed to make available to the Borrower a line of credit in accordance with, and subject to, the provisions of the Loan Agreement. The Borrower’s obligation to repay the line of credit, with interest and other fees and charges, is evidenced by the Secured Promissory Note dated July 29, 2010, in the principal amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Promissory Note") as amended by the First Amendment, as further amended by the Second Amendment, in the principal amount of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), as further amended by the Third Amendment in the principal amount of Three Million and No/100 Dollars ($3,000,000.00), the Fourth Amendment, and the Fifth Amendment in the principal amount of Six Million and No/100 Dollars ($6,000,000.00) (the "Promissory Note"). The indebtedness, obligations and liabilities of the Borrower under and in connection with the line of credit are guaranteed by the Guarantor pursuant to the terms of the Corporate Guaranty Agreement dated July 29, 2010, and affirmed on August 17, 2010, November 18, 2010, February 9, 2011, November 30, 2011, and May 18, 2012 executed by the Guarantor (the "Guaranty Agreement"). The Loan Agreement, Promissory Note, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, that certain letter agreement dated December 13, 2013, the Guaranty Agreement, and all documents now and hereafter executed by the Borrower, the Guarantor or any other party, to evidence, secure, or guaranty, in connection with the Borrower’s indebtedness and obligation to Lender, are hereinafter referred to as the "Loan Documents."

The parties wish to amend the interest and service charge rates, subject to the terms and conditions of this Agreement.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties hereinafter set forth, it is hereby mutually agreed as follows:

1.    Acknowledgment of Recitals. Each of the parties hereto acknowledges that the above recitals are true and correct and incorporated herein by reference.

2.    Interest. Effective March 1, 2014, the parties agree to reduce the rate of interest on the Accounts Receivable portion of the line of credit from the Prime Rate plus one point nine-five percent (1.95%) and on the Unbilled Accounts portion of the line of credit from the Prime Rate plus three point nine-five percent (P+3.95%) to the Prime Rate plus zero point seven-five percent (P+0.75%) and hereby amend Paragraph 1 of the Promissory Note to:
(i) delete the following text:
…”together with interest per annum thereon at the rate of the greater of one point nine-five percent (1.95%) above “Wall Street Journal Prime”, with Wall Street Journal Prime being the prime rate of interest quoted in The Wall Street Journal from time to time, or at the rate of three point two-five percent (3.25%) (whichever rate is applicable from time to time shall be referred to herein as the “Interest Rate”)”;

and
(ii) replace such deleted text with the following:
…”together with interest per annum thereon at the rate of zero point seven-five percent (0.75%) above the greater of (a) the prime rate of interest quoted in The Wall Street Journal from time to time (the “Wall Street Journal Prime”), or (b) three point two-five percent (3.25%) (whichever rate is applicable from time to time shall be referred to herein as the “Interest Rate”)…”
3.    Service Charge Decrease. Effective March 1, 2014 the parties agree to decrease the monthly service charge, chargeable as stated in the Loan Agreement, from zero point six-five percent (0.65%) of the average daily outstanding balance during the month to zero point three percent (0.30%) of the average daily outstanding balance during the month and hereby amend and restate the following provision listed on Schedule B of the Loan Agreement:

(a) Service Charge. A service charge of zero point three percent (0.30%) based on the average daily loan balance, payable on the last day of each month so long as any of the Obligations are outstanding.

4.    Collateral Monitoring Fee. Effective March 1, 2014, the parties agree to reduce the Collateral Monitoring Fee from Five Thousand and No/100 Dollars ($5,000.00) to Two Thousand Five Hundred and No/100 Dollars ($2,500.00) and hereby amend and restate the following provision of Schedule B in the Loan Agreement:

Collateral Monitoring Fee. A monthly Collateral Monitoring Fee of $2,500.00, less interest and service charges charged to the loan account for the current month, will be charged to the Borrower’s loan account on the last day of the month.

5.    Term Extension. The parties agree to (i) extend the term of the line of credit available to the Borrower for a minimum period of twelve (12) months from the end of the current term (current term expires July 29, 2014) under the terms of the Loan Documents dated July 29, 2010, as amended to date, and will continue thereafter automatically renewing annually and (ii) amend the terms and conditions pursuant to which a termination fee may be payable by Borrower under the Loan Documents. Accordingly, the parties hereby agree that:

(a)Section 9.1 of the Loan Agreement is hereby amended to add the following:

“The current term of the agreement shall expire on July 29, 2015 and shall automatically renew on each Anniversary Date thereof for subsequent twelve month terms (each, a “Renewal Term”) unless terminated by either party as set forth in accordance with Sections 9.2 or 9.3 of this Agreement or as otherwise provided herein.”

(b) Sections 9.2 and 9.3 of the Loan Agreement, as previously amended, are hereby amended and restated to read as follows:

9.2 Termination

“Subject to the provisions of Section 9.3, Borrower may terminate this Agreement by giving Lender at least sixty (60) days prior written notice of termination, whereupon this Agreement shall terminate on the sixtieth day from the date of such notice (or such other later date as may be specified in such notice). Lender may terminate this Agreement by giving Borrower at least sixty (60) days prior written notice of termination, provided Lender may terminate this Agreement immediately without prior notice to Borrower at any time an Event of Default exists and this Agreement shall be deemed to have automatically terminated upon the commencement of any Insolvency Proceeding by Borrower.”

9.3 Early Termination and Early Termination Fee

“If prior to July 29, 2015, this Agreement is terminated (i) by Borrower or automatically on the commencement of an Insolvency Proceeding by Borrower or (ii) by Lender after the occurrence of an Event of Default, Lender will be entitled to a termination fee (the “Early Termination Fee”), as liquidated damages for its loss of the benefit of the bargain and not as a penalty (the parties acknowledging that the termination fee is a reasonable calculation of Lender’s loss of the benefit of the bargain from any such termination). Borrower shall not have any liability or obligation to pay an Early Termination Fee in connection with any termination of the Loan Agreement effective on or after July 29, 2015. Any Early Termination Fee which may be payable hereunder, shall be calculated as follows and be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations. Commencing on the Effective Date of this Agreement and prior to July 29, 2015, the Early Termination Fee shall be equal to zero point five percent (0.5%) of the Maximum Loan Amount sublimit in effect as of the date of such early termination.”

6.    Documentation Fee. A loan documentation fee of $1,000.00 (“Loan Documentation Fee”), for the negotiation and preparation of this Agreement, will be charged to the Borrower’s loan account upon receipt of a fully executed copy of this Agreement.

7.    Representations and Warranties. In order to induce the Lender to enter into this Agreement, the Borrower and the Guarantor (collectively the "Obligors") represent and warrant to the Lender that consistent with the Obligor’s practices under the Loan Agreement as of the date hereof (a) no event of default exists under the provisions of the Loan Agreement, Promissory Note or the Guaranty Agreements or other Loan Documents, (b) all of the representations and warranties of the Obligors in the Loan Documents are true and correct on the date hereof as if the same were made on the date hereof, (c) the Collateral, as defined in the Loan Agreement, is free and clear of all assignments, security interest, liens and other encumbrances of any kind and nature whatsoever, except for those granted or permitted under the provisions of the Loan Documents, (d) the execution and performance by the Borrower under the Loan Agreement, as amended, will not (i) violate any provision of law, any order of any court or other agency of government, or the organizational documents and/or bylaws of Borrower, or (ii) violate any indenture, contract, agreement or other instrument to which the Borrower is party, or by which its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower, and (e) this Agreement constitutes the legal, valid and binding obligations of the Obligors enforceable in accordance with its terms, except its enforceability may be limited by bankruptcy, insolvency or some other laws affecting the enforcement of creditors rights generally.

8.    Ratification and No Novation; Validity of Loan Documents. The Obligors hereby ratify and confirm all of their obligations, liabilities and indebtedness under the provisions of the Loan Agreement, the Promissory Note, the Guaranty Agreements and the other Loan Documents, as the same may be amended and modified by this Agreement, and agree to pay the indebtedness in accordance with the terms of the Loan Agreement, as amended and modified by this Agreement. The Lender and the Obligors each agrees that it is their intention that nothing in this Agreement shall be construed to extinguish, release or discharge or constitute, create or affect a novation of, or an agreement to extinguish (a) any of the obligations, indebtedness and liabilities of the Obligors, or any other party under the provisions of the Loan Agreement, the Promissory Note, and such other Loan Documents, or (b) any assignment or pledge to the Lender of, or any security interest or lien granted to the Lender in, or on, any Collateral and security for such obligations, indebtedness, and liabilities. The Lender and the Obligors each agrees that the Lender shall have the absolute and unconditional right to demand payment of the Promissory Note in Lender’s discretion at any time, subject to the provisions of the Loan Documents. The Lender and the Obligors each agrees that all of the provisions of the Loan Agreement, the Promissory Note, and the other Loan Documents shall remain and continue in full force and effect, as the same may be modified and amended by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of such other Loan Documents, the provisions of this Agreement shall control. Obligors have no existing claims, defenses (personal or otherwise) or rights of setoff whatsoever with respect to the Obligations of the Obligors under the Loan Documents. Each of the Obligors furthermore agrees that each of them has no defense, counterclaim, offset, cross-complaint, claim or demand of any nature whatsoever that can be asserted as a basis to seek affirmative relief and/or damages of any kind from the Lender.

9.    Release. Borrower hereby releases Lender and its affiliates and their respective directors, officers, employees, attorneys and agents and any other Person affiliated with or representing Lender (the "Released Parties") from any and all liability arising from acts or omissions under or pursuant to this Agreement, whether based on errors of judgment or mistake of law or fact, except for those arising from willful misconduct. In no circumstance will any of the Released Parties be liable for lost profits or other special or consequential damages. Such release is made on the date hereof and remade upon each request for an Advance by Borrower.

10.    Applicable Law, Binding Effect, etc. This Agreement shall be governed by the laws of the State of Georgia and may be executed in any number of duplicate originals and counterparts, each of which, and all taken together, shall constitute one and the same instrument. This Agreement shall be binding upon, and inure to the benefit of, the Lender, the Borrower, the Guarantor and their respective successors, heirs and assigns.

11.    Expenses. Borrower hereby agrees to pay all out-of-pocket expense incurred by Lender in connection with the preparation, negotiation and consummation of this Agreement, and all other documents related thereto (whether or not any borrowing under the Loan Agreement as amended shall be consummated), including, without limitation, the fees and expenses of Lender’s counsel.

12.    Effectiveness of this Agreement. This Agreement shall not be effective until the same is executed and accepted by Lender.

IN WITNESS WHEREOF, the Lender, the Borrower, and the Guarantor have caused this Agreement to be duly executed, under seal, as of the day and year first above written.

STATE OF Maryland COUNTY OF Baltimore Kathryn M. JohnBull personally appeared and acknowledged before me this 27th day of March, 2014 /s/ Notary Seal My commission expires Nov 30, 2016
BORROWER:

DLH SOLUTIONS, INC. D/B/A TEAMSTAFF GOVERNMENT SOLUTIONS; D/B/A TEAMSTAFF GOVT SOLUTIONS, FORMERLY KNOWN AS
TEAMSTAFF GOVERNMENT SOLUTIONS, INC.

By:    /s/ Kathryn M. JohnBull
         Kathryn M. JohnBull, CFO

GUARANTOR:

DLH HOLDINGS CORP.
FORMERLY KNOWN AS TEAMSTAFF INC.

By: /s/ Kathryn M. JohnBull
Name, Title    CFO

LENDER:

PRESIDENTIAL FINANCIAL CORPORATION

By:              /s/
                 First Vice President